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                                                                      EXHIBIT 12

                             BOYKIN LODGING COMPANY
                              COMPUTATION OF RATIOS
           OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                (AMOUNTS IN THOUSANDS, EXCEPT FOR RATIO AMOUNTS)

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                                                                                     YEAR ENDED DECEMBER 31,
                                                                ----------------------------------------------------------------
                                                                  2004          2003          2002          2001          2000
                                                                --------      --------      --------      --------      --------
Computation of earnings:
    Income (loss) before gain (loss) on sale/disposal of
       assets, discontinued operations and cumulative
       effect of change in accounting principle                 $ (5,851)     $ (2,850)     $ (2,256)     $(25,161)     $  4,778
    Plus: Equity in (income) loss of unconsolidated joint
       ventures                                                      814           870         2,040          (589)          (68)
    Plus: Minority interest                                       (1,738)       (1,813)         (847)       (2,291)          220
                                                                --------      --------      --------      --------      --------
     Pretax income from continuing operations before
       adjustment for minority interest in consolidated
       subsidiaries or income or loss from equity                 (6,775)       (3,793)       (1,063)      (28,041)        4,930
       investees:
     Plus: Fixed charges                                          15,744        17,820        20,837        21,138        23,942
     Plus: Amortization of capitalized interest                       29           706            --            --            --
     Plus: Distributed income of equity investees                  1,698           572           148         1,380           405
     Less: Capitalized interest                                     (213)         (448)          (74)           --            --
     Less: Minority interest in pre-tax income of
       subsidiaries that have not incurred fixed charges            (141)         (133)         (133)         (151)         (146)
                                                                --------      --------      --------      --------      --------
Earnings and fixed charges:                                     $ 10,342      $ 14,724      $ 19,715      $ (5,674)     $ 29,131
                                                                ========      ========      ========      ========      ========

Computation of fixed charges:
     Consolidated interest expense and capitalized interest     $ 13,842      $ 15,371      $ 18,142      $ 19,639      $ 22,380
     Consolidated amortization of deferred financing costs         1,367         1,906         2,105         1,129         1,146
     Plus: estimated interest element of rentals on
        consolidated entities                                        535           543           590           370           416
                                                                --------      --------      --------      --------      --------
Fixed charges:                                                  $ 15,744      $ 17,820      $ 20,837      $ 21,138      $ 23,942
                                                                --------      --------      --------      --------      --------
     Plus: preferred dividend                                      4,751         4,751         1,109            --            --
                                                                --------      --------      --------      --------      --------
Fixed charges and preferred stock dividends:                    $ 20,495      $ 22,571      $ 21,946      $ 21,138      $ 23,942
                                                                ========      ========      ========      ========      ========

Ratio of earnings to fixed charges                                   0.7           0.8           0.9          (0.3)          1.2

Ratio of earnings to fixed charges and preferred stock
  dividends                                                          0.5           0.7           0.9          (0.3)          1.2

Deficiency of earnings to fixed charges                         $  5,402      $  3,096      $  1,122      $ 26,812           $--
Deficiency of earnings to fixed charges and preferred stock
  dividends                                                     $ 10,153      $  7,847      $  2,231      $ 26,812           $--
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